                                   EXHIBIT B

                  {FORM OF} PROPOSAL AND SHARE SUBSCRIPTION
                                                               JANUARY ___, 2002

      Each of the undersigned hereby subscribes for and proposes to purchase the number of shares of common stock (the "Shares") of MK Acquisition, Inc., a Minnesota corporation (the "Corporation") set forth next to his, her or its name in SCHEDULE A. In consideration of the acceptance of this Proposal and Share Subscription, and the issuance of said Shares, each of the undersigned agrees
(i) to pay to the Corporation, and tenders herewith, the Share Purchase Price in cash indicated in SCHEDULE A and (ii) upon the call of the Board of Directors of the Corporation ("Capital Call"), to make a loan to the Corporation in such amount as the Board of Directors may direct, up the "Maximum Loan Amount" set forth in SCHEDULE A.

      Each of the undersigned agrees, and by accepting this Proposal and Share Subscription the Corporation agrees, that any Capital Call made by the Board of Directors of the Corporation (a) shall be made pro rata among all shareholders of the Corporation, based on the number of shares of common stock owned by each of them; (b) shall be made in the form of a loan by each shareholder to the Corporation bearing interest at the Prime Rate as published by U.S. Bank National Association (or any successor) as of the date prior to the date of the Capital Call; (c) each loan shall be due and payable by the Corporation within thirty (30) days of its or its affiliates acquisition of control of Cone Mills Corporation or the abandonment of efforts to attain such control; (d) may be made only in the event and to the extent that the Board of Directors determines, in good faith, that additional capital is necessary to pay the expenses of the Corporation incurred or to be incurred in connection with the Corporation's efforts to acquire control of Cone Mills Corporation; and (e) may be made at any time and from time to time.

      Each of the undersigned acknowledges, agrees, represents and warrants that he, she or it (i) is an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission; (ii) has full power and authority to enter into and carry out the terms of this Proposal and Share Subscription; (iii) is sophisticated in financial matters and capable of evaluating the risks associated with an investment in the Corporation; (iv) is of significant financial means and capable of bearing complete loss of his, her or its investment in the Corporation (including any investment made under a Capital Call); (v) that the Shares will be subject to significant limits on transferability under applicable securities laws and will bear a legend to that effect when issued; (vi) that the Shares are being purchased for his, her or its own account and not with a view toward resale or distribution; and (vii) that his, her or its investment is being made in connection with the formation and original capitalization of the Corporation, which has been formed for the sole purpose of making a proposal to acquire control of Cone Mills Corporation and if such efforts are not successful or are later abandoned, the undersigned will likely lose all of his, her or its investment in the Corporation.

ACCEPTED AS TO EACH SUBSCRIBER ON THE FOLLOWING SIGNATURE PAGES:

MK Acquisition, Inc.


--------------------------------------------
By Marc H. Kozberg, Chief Executive Officer

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                                   [SIGNATURES]



------------------------------------------
Marc H. Kozberg


------------------------------------------
Dr. Demetre Nicoloff


------------------------------------------
Edward S. Adams


------------------------------------------
Robert H. Paymar


------------------------------------------
Timothy R. Duoos


------------------------------------------
Charles Barry

THE TEMPLE COMPANY, L.L.P.


By:
   ---------------------------------------
       Charles Barry, a partner


CHARMEL LIMITED PARTNERSHIP

By:    Charmel Enterprises, Inc.


       By:
          --------------------------------
              Charles Barry, President


------------------------------------------
Marvin W. Goldstein


------------------------------------------
Robert C. Klas, Sr.

NICOLOFF PROPERTIES PARTNERSHIP


By:
   ---------------------------------------
       Ardelle Nicoloff, general partner

VIRTUALFUND.COM, INC.


By:
   ---------------------------------------
       Timothy R. Duoos, Chairman


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                                  SCHEDULE A

                                             NUMBER OF         SHARE            MAXIMUM
SUBSCRIBER                                    SHARES       PURCHASE PRICE     LOAN AMOUNT      PERCENT
----------                                    ------       --------------     -----------      -------
Marc H. Kozberg                               135,000        $  1,350             $ 4,500         4.5%
Dr. Demetre Nicoloff                          375,000           3,750              12,500        12.5
Edward S. Adams                                42,000             420               1,400         1.4
Robert H. Paymar                              153,000           1,530               5,100         5.1
Timothy R. Duoos                               24,000             240                 800         0.8
The Temple Company, L.L.P.                    126,000           1,260               4,200         4.2
Charmel Limited Partnership                   699,000           6,990              23,300        23.3
Marvin W. Goldstein                           306,000           3,060              10,200        10.2
Robert C. Klas, Sr.                           417,000           4,170              13,900        13.9
Nicoloff Properties Partnership               108,000           1,080               3,600         3.6
VirtualFund.com, Inc.                         528,000           5,280              17,600        17.6
Charles Barry                                  87,000             870               2,900         2.9

TOTAL                                       3,000,000        $ 30,000           $ 100,000       100.0%